SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 12/31/2004
FILE NUMBER 811-2699
SERIES NO.: 9


74U.     1.   Number of shares outstanding (000's omitted)
              Class A Shares               11,655
         2.   Number of shares outstanding of a second class of open-end company shares (000's omitted)
              Class B Shares                4,909
              Class C Shares                1,351
              Institutional Class             836

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares              $ 15.65
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares              $ 15.10
              Class C Shares              $ 15.08
              Institutional Class         $ 15.73